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                       CERTIFICATE OF DESIGNATIONS, RIGHTS
                    AND PREFERENCES OF THE CLASS A PREFERRED
                          STOCK OF STAFF BUILDERS, INC.

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                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

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          The undersigned, being the Chairman of the Board of STAFF BUILDERS,
INC., a Delaware corporation (the "Corporation"), pursuant to Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred on the Board of Directors in the Restated Certificate of Incorporation of the Corporation, the Board of Directors, by action taken on May 27, 1994 authorized and adopted the following resolution providing for the creation of a class of its Preferred Stock to be designated "Class A Preferred Stock":

          RESOLVED, that a class of preferred stock of the Corporation be, and it hereby is, given the distinct designation of the Class A Preferred Stock (the "Class A Stock"), said Class A Stock to consist of Six Hundred Sixty-Six and two-thirds (666 2/3) shares of the par value of $1.00 per share, of which the voting powers, preferences and rights shall be as follows:

          1. DIVIDENDS ON CLASS A STOCK. The holders of Class A Stock shall be entitled to receive dividends at the preferential dividend rate of $1.00 per share per annum. Such dividends shall be non-cumulative.



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          2.   PRIORITY.  Dividends on the Class A Stock, when declared by the
Board of Directors out of funds legally available therefor, shall be payable before any dividends are paid on shares of Common Stock of the Corporation ("Common Stock") or shares of any other class of stock of the Corporation ranking junior to the Class A Stock in respect of dividends.

          3. LIQUIDATION RIGHTS. The preferential amount which holders of the Class A Stock shall be entitled to receive from the assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation is $1.00 per share. In the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Class A Stock shall be entitled to receive the amounts aforesaid before any payment or distribution shall be made on or in respect of shares of Common Stock or shares of any other class of stock of the Corporation ranking junior to the Class A Stock in respect of assets. For the purposes of this Certificate, a merger of the Corporation or the sale of all or substantially all of its assets shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

          4. VOTING RIGHTS. The holders of Class A Stock will not have any voting rights except on matters concerning the substantive rights, privileges and preferences of the Class A Stock, and as otherwise provided (i) in Article EIGHTH of the


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Corporation's Restated Certificate of Incorporation, or (ii) in the
Corporation's By-laws.

          5. PREEMPTIVE RIGHTS. The holders of shares of Class A Stock shall not be entitled to any preemptive rights or preferential rights for subscription to any shares of any capital stock of the Corporation except as herein provided.


          6. STATED VALUE. The stated value of the Class A Stock shall be $1.00 per share. An amount equal to such stated value shall be credited to the capital stock of the Corporation when the Class A Stock is issued.

          IN WITNESS WHEREOF, the undersigned have executed this document and affirm that the facts contained herein are true under penalty of perjury.
Dated:  June 6, 1994


                                             STAFF BUILDERS, INC.


                                             By: /s/ Stephen Savitsky
                                                ---------------------------
                                                Stephen Savitsky, Chairman
                                                of the Board and Director
ATTEST:



By: /s/ David Savitsky
   ----------------------------
     David Savitsky, Secretary